As filed with the Securities and Exchange Commission on October 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAN-FITE BIOPHARMA LTD.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Bareket Street

Kiryat Matalon, P.O. Box 7537

Petach-Tikva 4951778, Israel

(Address of Principal Executive Offices)

Can-Fite BioPharma Ltd. 2003 Israeli Share Option Plan
Can-Fite BioPharma Ltd. 2013 Global Incentive Option Scheme

(Full title of the plan)

Puglisi & Associates 850 Library Avenue
Newark, Delaware 19711
(302) 738-6680

(Name, Address and Telephone Number of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ronen Kantor, Esq. Giora Gutman, Esq. Doron Tikotzky Kantor Gutman & Amit Gross B.S.R. 4 Tower, 33 Floor 7 Metsada Street, Bnei Brak 5126112 Israel Tel: (+972) (3) 613-3371	Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Tel: (212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 0.25 per share, reserved for issuance pursuant to the Can-Fite BioPharma Ltd. 2013 Global Incentive Option Scheme (1)	1,180,434	$0.625 (3)		$737,771.25	$89.42
Ordinary Shares, par value NIS 0.25 per share, reserved for issuance pursuant to options outstanding under the Can-Fite BioPharma Ltd. 2013 Global Incentive Option Scheme (1)	1,285,000	$0.79 (4)		$1,015,150	$123.04
Ordinary Shares, par value NIS 0.25 per share, reserved for issuance pursuant to options outstanding under the Can-Fite BioPharma Ltd. 2003 Israeli Share Option Plan (1)	197,824	$0.49	(5)	$96,933.76	$11.75
Total	2,663,258	N/A		$1,849,855.01	$224.21

(1)	American Depository Shares (“ADSs”), evidenced by American Depository Receipts (“ADRs”), issuable upon deposit of Ordinary Shares, NIS 0.25 par value, of Can-Fite BioPharma Ltd., are registered on a separate registration statement on Form F-6 (File No. 333-183741). Each ADS represents two (2) Ordinary Shares.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Ordinary Shares, par value NIS 0.25 per share (the “Shares”) that become issuable under the Can-Fite BioPharma Ltd. 2003 Israeli Share Option Plan (the “2003 Plan”) and Can-Fite BioPharma Ltd. 2013 Global Incentive Option Scheme (the “2013 Plan” and together with the 2003 Plan, the “Plans”)) an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457 (h) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of the ADSs on the NYSE American on October 3, 2018, divided by 2 (to give effect to the 1:2 ratio of ADSs to ordinary shares).

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $0.79, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the 2013 Plan as of the date of this Registration Statement.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $0.49, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the 2003 Plan as of the date of this Registration Statement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participants in the plan as specified in Rule 428(b)(1) under the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following additional documents, which have been filed by the Registrant with the Commission are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2017 filed with the Commission on March 28, 2018;

(b)	The Registrant’s reports of foreign private issuer on Form 6-K furnished with the Commission on January 3, 2018, January 8, 2018, January 18, 2018, January 25, 2018, February 12, 2018, February 21, 2018, February 22, 2018, February 28, 2018, March 9, 2018, March 12, 2018, March 23, 2018, April 25, 2018, June 1, 2018, June 11, 2018, June 19, 2018, July 2, 2018, July 17, 2018, August 6, 2018, August 7, 2018, August 8, 2018, August 21, 2018, August 31, 2018 and September 12, 2018 (to the extent expressly incorporated by reference into the Registrant’s effective registration statements filed by us under the Securities Act); and

(c)	The description of the Registrant’s American Depositary Shares in the Registrant’s Form 8-A filed with the SEC on November 15, 2013 including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post- effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors, Officers and Employees

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. The Registrant’s Articles of Association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an &investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

●	a financial liability imposed on the office holder in favor of another person pursuant to a judgment, including a compromise judgment or arbitrator judgment approved by a court.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●	a breach of duty of loyalty to the company, provided the director or officer or office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, monetary sanction or random levied against the office holder.

Under the Israeli Companies Law, 5759-1999, as amended, indemnification and insurance of office holders must be approved by the Registrant’s audit committee and its board of directors and, in respect of our directors, by its shareholders. The Registrant’s directors and officers are currently covered by a directors and officers’ liability insurance policy with respect to specified claims. To date, no claims for liability have been filed under this policy. In addition, the Registrant has entered into indemnification agreements with each of its directors and officers and the directors and officers of its subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as the Registrant, or its subsidiaries’ directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel on this 9th day of October 2018.

CAN-FITE BIOPHARMA LTD.

By:	/s/ Pnina Fishman, Ph.D.
Pnina Fishman, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of CAN-FITE BIOPHARMA LTD. whose signature appears below hereby appoints Pnina Fishman, Ph.D. and Motti Farbstein, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Pnina Fishman	Chief Executive Officer and Director	October 9, 2018
Pnina Fishman, Ph.D.	(principal executive officer)

/s/ Motti Farbstein	Chief Operating and Financial Officer	October 9, 2018
Motti Farbstein	(principal financial officer and principal accounting officer)

/s/ Ilan Cohen, Ph.D.	Chairman of the Board	October 9, 2018
Ilan Cohen, Ph.D.

/s/ Guy Regev	Director	October 9, 2018
Guy Regev

/s/ Abraham Sartani	Director	October 9, 2018
Abraham Sartani

/s/ Israel Shamay	Director	October 9, 2018
Israel Shamay

/s/ Yaacov Goldman	Director	October 9, 2018
Yaacov Goldman

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Can-Fite BioPharma Ltd. has signed this registration statement on October 9, 2018.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Amended and Restated Articles of Association of Can-Fite BioPharma Ltd. (incorporated by reference to Form F-3 filed with the SEC on January 19, 2016)

4.1	Form of Amended and Restated Deposit Agreement, by and among Can-Fite BioPharma Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares, dated September 11, 2013 (incorporated by reference to the Registration Statement on Form 8-A filed with the SEC on November 15, 2013)

4.2	Form of American Depositary Receipt evidencing American Depositary Shares (annexed as Exhibit A to Exhibit 4.1)

5.1	Opinion of Doron Tikotzky Kantor Gutman & Amit Gross., Israeli counsel to Registrant (including consent).

23.1	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountant (Isr.), a member of Ernst & Young Israel.

23.2	Consent of Doron Tikotzky Kantor Gutman & Amit Gross. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	Can-Fite BioPharma Ltd. 2003 Israeli Share Option Plan (incorporated by reference to Amendment No. 1 to the Draft Registration Statement on Form 20-F filed with the SEC on September 10, 2013)

99.2	Can-Fite BioPharma Ltd. 2013 Global Incentive Option Scheme (incorporated by reference to the Annual Report on Form 20-F filed with the SEC on March 27, 2015)